Exhibit 16


Letter from Bailey, Saetveit & Company Item 304(a)
Effective Date February 24, 2002


Bailey, Saetveit & Co., P.C.
Certified Public Accountants


March 4, 2002

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:      Waste Conversion Systems, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

         (1) We have read the Company's response to Item 4 of Form 8-K titled, "Changes in Registrant's Certifying Accountant" dated February 24, 2002; and

         (2) We agree with the response.

Sincerely,

BAILEY, SAETVEIT & CO, P.C.


 /s/ Michael G. Bailey
 ---------------------
 Michael G. Bailey













         Tower I, Ste. 600 - 12835 E. Arapahoe Rd.- Englewood, CO 80112
      (303) 799-4100 - Fax: (303) 790-8100 - Email: cpas@baileysaetveit.com